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                                                                     EXHIBIT 12

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                                      DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                                 COMPUTATION OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

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                                                FOR THE
                                                TWELVE
                                                MONTHS
                                                 ENDED                             FOR THE YEARS ENDED JUNE 30,
                                             DECEMBER 31,     ----------------------------------------------------------------------
                                                 1997            1997           1996           1995           1994           1993
                                             ------------     ----------     ----------     ----------     ----------     ----------
Earnings
    Net Income............................    $2,038,238      $1,724,265     $2,661,349     $1,917,735     $2,671,001     $2,620,664
    Provisions for income taxes...........     1,154,275         964,800      1,559,500      1,042,400      1,509,600      1,543,700
    Fixed charges.........................     4,087,549       3,632,191      2,808,209      2,387,935      2,214,659      2,210,833
                                              ----------      ----------     ----------     ----------     ----------     ----------
        Total.............................    $7,280,062      $6,321,256     $7,029,058     $5,348,070     $6,395,260     $6,375,197
                                              ==========      ==========     ==========     ==========     ==========     ==========

Fixed Charges
    Interest on debt......................    $3,975,949      $3,516,825     $2,719,409     $2,299,135     $2,123,255     $2,134,306
    Amortization of debt expense..........       111,600         115,366         88,800         88,800         91,404         76,527
                                              ----------      ----------     ----------     ----------     ----------     ----------
                                              $4,087,549      $3,632,191     $2,808,209     $2,387,935     $2,214,659     $2,210,833
                                              ==========      ==========     ==========     ==========     ==========     ==========

Ratio of Earnings to Fixed Charges
    Actual................................          1.78x           1.74x          2.50x          2.24x          2.89x         2.88x

Pro Forma
    Actual fixed charges..................    $4,087,549
    Pro forma interest on debt
      to be sold, assuming a
      rate of 7.1%........................     1,775,000
    Actual interest on debt to be
      retired.............................    (1,586,780)
    Pro forma fixed charges...............    $4,275,769
                                              ==========
    Pro forma ratio of earnings to fixed
      charges.............................          1.75x
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